                          FAIRFIELD COMMUNITIES, INC.

THE RIGHT TO ELECT THE FORM OF CONSIDERATION WILL EXPIRE AT 5:00 P.M. (EASTERN
TIME) ON THE CLOSING DATE OF THE MERGER, WHICH IS SCHEDULED FOR APRIL 2, 2001, THE "ELECTION DEADLINE."

To Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:

    Cendant Corporation, Fairfield Communities, Inc. and Grand Slam Acquisition Corp., a subsidiary of Cendant, entered into an Agreement and Plan of Merger dated as of November 1, 2000, as amended. Pursuant to the merger agreement, Grand Slam will merge with and into Fairfield, with Fairfield continuing as the surviving corporation. Following the merger, Fairfield will be a wholly-owned subsidiary of Cendant.

    Stockholders of Fairfield may make the election described below at any time before the Election Deadline, which is 5:00 p.m. (Eastern Time) on the date that the merger closes. The merger is expected to close on April 2, 2001, which would require stockholders to make their election by 5:00 p.m. (Eastern Time) on that date. Cendant and Fairfield may extend the merger closing to a later date, in which case the Election Deadline would be extended to the actual date of the closing. Fairfield expects to announce the anticipated closing date of the merger by means of a press release to be issued not later than the date of the special meeting of Fairfield's stockholders to consider the merger.

    Stockholders of Fairfield have the right to elect to receive, in exchange for their shares of Fairfield common stock, cash, shares of Cendant common stock designated CD common stock or a combination of both. Under the terms of the merger agreement, stockholders of Fairfield have the following options:

    - The "STOCK ELECTION," which consists of 1.2500 shares of CD common stock for each share of Fairfield common stock, unless the average trading price of CD common stock is more or less than $12.00. The "average trading price" means the average of the 4:00 p.m. Eastern Time closing sales prices of CD common stock reported on the New York Stock Exchange Composite Tape for the 20 consecutive trading days ending on and including the trading day immediately before the date of the special meeting of the stockholders of Fairfield to consider the merger. The adjustments that may be made to the exchange ratio are as follows:

      AVERAGE TRADING PRICE                         EXCHANGE RATIO
----------------------------------       -------------------------------------
      Equal to or greater than           Equal to the quotient of $16.00
      $13.5960                           divided by the average trading price

      Greater than $12.00 but less       Equal to 0.6250 plus the quotient of
      than $13.5960                      $7.50 divided by the average trading
                                         price

      Equal to $12.00                    1.2500

      Less than $12.00 but greater       Equal to the quotient of $15.00
      than $7.00                         divided by the average trading price

      Equal to or less than $7.00        2.1428

    - The "CASH ELECTION," which consists of $15.00 in cash for each share of Fairfield common stock plus, if the average trading price is greater than $12.00, a fraction of a share of CD common stock that equals the excess of the value of the stock election, based on the average trading price, over $15.00. The maximum value of that fractional share will not exceed $1.00.

    Fairfield stockholders may also elect to receive the cash election for some of their shares of Fairfield common stock and the stock election for their remaining shares of Fairfield common stock.
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However, a stockholder may not elect to receive different forms of consideration for a single share of Fairfield common stock.

    IF NONE OF THESE OPTIONS ARE CHOSEN, FAIRFIELD STOCKHOLDERS WILL RECEIVE THE STOCK ELECTION FOR THEIR SHARES OF FAIRFIELD COMMON STOCK.

    Cendant and Fairfield will determine the final exchange ratio on the business day before the special meeting of Fairfield stockholders. Cendant and Fairfield intend to issue a joint press release announcing the final exchange ratio not later than the date of the special meeting.

    CENDANT AND FAIRFIELD CANNOT GUARANTEE THAT ALL FAIRFIELD STOCKHOLDERS WILL RECEIVE THEIR ELECTION CHOICES. The total amount of cash Cendant is required to pay in the merger will not exceed the product of $7.50 multiplied by the total number of outstanding shares of Fairfield common stock immediately prior to the effective time of the merger. In addition, the amount of cash available for persons making the cash election will be reduced by the product of the number of shares held by Fairfield stockholders exercising their appraisal rights multiplied by the value, based on the final average trading price, of the stock election. If the total amount of cash to be paid to stockholders choosing the cash election plus the amount attributable to stockholders exercising their appraisal rights is greater than the total amount that Cendant is required to pay in cash, then the amount of cash a stockholder making the cash election will receive shall be reduced on a pro rata basis with the other stockholders making the cash election. In lieu of cash, each of the stockholders making the cash election will receive a number of shares of CD common stock equal to the value, based on the final average trading price, of the cash that was reduced. Fairfield stockholders electing cash may also receive up to $1.00 of CD common stock if the average trading price for CD common stock is greater than $12.00.

    Cendant has the right, exercisable at any time prior to the closing of the merger, to pay cash for any shares of Fairfield common stock instead of issuing CD common stock. Any increase in the amount of cash to be paid by Cendant will first be paid to Fairfield stockholders electing to receive cash who were subject to proration and then will be paid on a pro rata basis to Fairfield stockholders making the stock election.

    For your information and for forwarding to those of your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

    - An ELECTION FORM/LETTER OF TRANSMITTAL and accompanying INSTRUCTION BOOKLET for your use (manually signed facsimile copies of the Election Form/Letter of Transmittal may be used by you to surrender shares).

    - A NOTICE OF GUARANTEED DELIVERY to be used to make an election if the procedures for delivering the necessary certificates representing Fairfield shares to Mellon Investor Services LLC, the Exchange Agent, cannot be completed on a timely basis.

    - Guidelines of the Internal Revenue Service for the Certification of Taxpayer Identification Number on SUBSTITUTE FORM W-9.

    - A proposed CLIENT LETTER which you may wish to use to obtain instructions from your clients.

    - The PROXY STATEMENT-PROSPECTUS dated February 26, 2001.

YOUR PROMPT ACTION IS REQUIRED. PLEASE CONTACT YOUR CLIENTS AS SOON AS POSSIBLE. PLEASE NOTE THAT THE RIGHT TO ELECT THE FORM OF CONSIDERATION WILL EXPIRE AT 5:00 P.M. (EASTERN TIME) ON THE CLOSING DATE OF THE MERGER, WHICH IS SCHEDULED FOR APRIL 2, 2001.

    For an election to be valid, a duly executed and properly completed Election Form/Letter of Transmittal (or a manually signed facsimile thereof) including any required signature guarantees and any other documents should be sent to Mellon Investor Services, the Exchange Agent, together with either certificate(s) representing surrendered shares of Fairfield common stock or timely confirmation of their book-entry transfer, in accordance with the instructions contained in the Election Form/Letter of Transmittal and the accompanying Instruction Booklet.

    Stockholders whose certificate(s) are not immediately available or who cannot deliver such certificate(s) and all other documents to Mellon Investor Services, or have not completed the procedures for book-entry transfer, prior to the Election Deadline must surrender their shares of Fairfield common stock according to the procedure for guaranteed delivery set forth in the enclosed Notice of Guaranteed Delivery.

    No fees or commissions will be payable by Cendant or any officer, director, stockholder, agent or other representative of Cendant to any broker, dealer or other person for soliciting the surrender of shares of Fairfield common stock (other than fees paid to the Exchange Agent for its services in connection with the election and exchange process). Cendant will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients, whose shares of Fairfield common stock are held by you as a nominee or in a fiduciary capacity.

    Any inquiries you may have with respect to the election should be addressed to Mellon Investor Services LLC, Post Office Box 3301, South Hackensack, NJ 07606-3301; Phone Toll-free 866-892-5622. Additional copies of the enclosed materials may be obtained from the Exchange Agent at the same address and telephone number.

Sincerely,                                     Sincerely,

FAIRFIELD COMMUNITIES, INC.                    CENDANT CORPORATION

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF FAIRFIELD COMMUNITIES, INC., CENDANT CORPORATION, MELLON INVESTOR SERVICES LLC OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE ELECTION OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.